EXHIBIT 10.18

[COMPANY LOGO]

February 10, 2003

Serguei Melnik

121 Springwind Way

Casselberry, FL 32707

Re: Consulting Agreement

Dear Mr. Melnik:

We are pleased to offer you this consulting agreement with Asconi SRL (the Company) beginning February 10, 2003.

This employment agreement will be in force for the three-year period ending February 9, 2006.

You will report directly to Constantin Jitaru, General Director, who will give you daily or weekly assignments and projects. Your duties will include:

•	Marketing services to the Company related to the promotion of the Company’s products on the U.S. Markets.

•	Lobbying support to secure loans and grants from the U.S. Government for the Company’s development programs in the Republic of Moldova.

•	Consultations as to general corporate matters, investor relations in the public awareness campaigns in the U.S.

The Company agrees to pay 100,000 one hundred thousand post reverse restricted shares of Asconi Corporation payable within six months upon signing of this agreement. The Company also agrees to reimburse you for reasonable and justifiable expenses incurred in the course of your engagement.

You will be responsible for regular communications of progress made to the Company and or any of its officers or directors to Constantin Jitaru at 6 str. Zamfir Arbore, Chisinau, Republic of Moldova. You will be responsible for registration and safe-keeping of copies of all incoming and outgoing communications related to your activities, and for prompt forwarding of the originals and copies of all such documents to the Company’s offices in Chisinau, the Republic of Moldova.

You will not have the authority to enter into any contracts or agreements on behalf of the Company, or incur any liabilities or obligations of any kind in the name, or on behalf of the Company or any of its subsidiaries, officers, directors or employees unless specifically authorized by the General Director on a case-by-case basis.

This offer is contingent upon your executing the attached Confidentiality and Non-solicitation Agreement and satisfying the standard legal requirements for this type of arrangement with a firm of our size and type.

Please indicate your acceptance of this offer by signing below and returning to me along with the executed Confidentiality and Non-solicitation Agreement.

Sincerely,

/s/ Constantin Jitaru
Constantin Jitaru
General Director

ACCEPTED AND AGREED TO:

/s/ Serguei Melnik	Date: February 10, 2003
Serguei Melnik